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Exhibit 10.3

FORM OF FACILITIES AND SERVICES AGREEMENT

        This Facilities and Services Agreement (this "Agreement") is made and entered into effective as of the            day of                        , 2004 (the "Effective Date"), by and between Liberty Media International, Inc., a Delaware corporation (the "Company"), and Liberty Media Corporation, a Delaware corporation ("Provider"). For all purposes of this Agreement, all terms used in capitalized form will have the meanings set forth in Appendix A.

Recitals

        A. Prior to the Effective Date, the Company was a wholly owned subsidiary of Provider. Effective on the Effective Date, the Company commenced business as an independent, publicly traded company following the distribution of the Company's stock by Provider to its stockholders on a pro rata basis (the "Spin-Off"). Through its subsidiaries and affiliates, the Company provides broadband distribution services and video programming services to subscribers outside of the United States of America (the "Company Business").

        B. The Company and Provider believe that it is in their mutual interests for the Company to obtain services and facilities from Provider in connection with the Company Business after the Spin-Off and for the Company to compensate Provider for the performance of such services and the use of such facilities.

        C. The parties desire to set forth in this Agreement the services to be performed and facilities to be made available by Provider to the Company and the basis upon which Provider will be compensated by the Company.

Agreement

        For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be bound legally, agree as follows:

SECTION 1. SERVICES TO BE PERFORMED AND FACILITIES TO BE PROVIDED

        1.1   Engagement. The Company engages Provider to provide to the Company the services and facilities set forth in Section 1.2 in connection with the Company Business, and Provider accepts such engagement, subject to and upon the terms and conditions of this Agreement.

        1.2   Services and Facilities Provided by Provider. Provider will provide the following services and facilities with respect to the Company Business, if and to the extent requested by the Company (upon reasonable notice) during the Term of this Agreement:

          (a)   providing office space (the "Company Premises"), including furniture, furnishings, certain equipment and, if applicable, related software, and utilities and certain services related to the foregoing, in accordance with Section 4; and

          (b)   providing personnel to perform services typically performed by Provider's accounting, treasury, engineering, legal, tax, and investor relations departments (each, individually, a "Service Department" and collectively, the "Service Departments"), and miscellaneous office and administrative services, including insurance administration and risk management, in accordance with Section 5 (collectively, the "Services").

        1.3   Services Not to Interfere with Provider's Business. In providing the Services and facilities set forth in Section 1.2, Provider will not be required to take any action that would interfere with the orderly operations of Provider's business activities.

        1.4   Books and Records. Provider will maintain reasonably complete and detailed books and records in accordance with Provider's standard business practices with respect to its provision of the Services and facilities to the Company pursuant to this Agreement, including records supporting the allocation of costs and expenses to the Company pursuant to Section 2. Provider will give the Company and its duly authorized representatives, agents, and attorneys reasonable access to all such books and records during Provider's regular business hours after reasonable advance notice.

        1.5   Services to Affiliates. Provider acknowledges that the Company may request that certain Services be provided by Provider to certain Affiliates of the Company, including UnitedGlobalCom, Inc. ("UGC"). Provider agrees to use commercially reasonable efforts to provide such Services to Affiliates of the Company; provided, however, that Provider will have no obligation to provide any Services to an Affiliate of the Company if Provider is not permitted to do so under any agreement with a third-party. If the Company notifies Provider that certain Services are being provided for any Affiliate of the Company, including UGC, Provider will identify the costs and expenses allocated to the Company pursuant to Section 2 that are properly attributable to Services performed by Provider for each Affiliate of the Company separately. Except to the extent required to separately identify costs and expenses properly attributable to Services performed by Provider for any Affiliate of the Company, all Services provided for any Affiliate of the Company will be deemed to be Services performed for the Company for all purposes of this Agreement.

        1.6   Participation in Provider's Master Vendor Programs. Provider will use commercially reasonable efforts to permit the Company and its Affiliates to participate in any master agreements with third-party vendors to Provider, if requested by the Company, including equipment purchasing and software licensing programs. Provider and the Company will negotiate in good faith to enter into any sublicenses for software, containing customary terms and conditions, if appropriate to implement the provisions of this Section 1.6.

SECTION 2. COMPENSATION FOR PROVIDING SERVICES AND FACILITIES

        2.1   Allocated Personnel Expenses.

          (a)   The Company will pay Provider for the Services based on an allocated portion of the personnel costs and expenses that are incurred by Provider in connection with the Services performed by it under this Agreement (collectively, the "Allocated Employee Expenses"). The Allocated Employee Expenses will be an amount equal to 115% of the annual base salary or wages of all employees of Provider assigned to the Service Departments multiplied by a percentage representing the anticipated percentage of time to be spent by personnel in each Service Department in connection with providing the Services to the Company during each calendar year; provided, however, that, for purposes of determining the Allocated Employee Expenses for the legal department, only the base salary or wages of the Senior Vice President—Public Affiliates, the Associate General Counsel, and their administrative assistant will be included and, for purposes of determining the Allocated Employee Expenses for the tax department, only the base salary or wages of the head of the tax department will be included. The initial estimated annual Allocated Employee Expenses are set forth in Schedule 2.1.

          (b)   Adjustment to Allocated Employee Expenses. The Allocated Employee Expenses will be estimated at the beginning of each calendar year based on the anticipated Services to be provided to the Company during the upcoming calendar year. Provider and the Company will review and evaluate the Allocated Employee Expenses for reasonableness semi-annually and will negotiate in good faith to reach agreement on any appropriate adjustment to the Allocated Employee Expenses based on such review and evaluation, including updating the aggregate base salaries of Service Department employees, revising the allocated percentages of time spent providing Services to the Company and agreeing on the appropriate effective date (which may be retroactive) of any such adjustment to the Allocated Employee Expenses. The initial review of and adjustment to the Allocated Employee Expenses will take place effective as of January 1, 2005.

        2.2   Rent for Office Space. The Company will pay Provider as base rent for the Company Premises occupied by the Company the fair market rental rate for an equivalent number of square feet of comparable space on a fully furnished basis located in the Meridian office park in Douglas County, Colorado (the "Fair Market Rental Rate"). Provider and the Company agree that the annual Fair Market Rental Rate for the Company Premises as of the Effective Date is $25.00 per square foot (the "Base Rent"). In addition to the Base Rent, the Company will pay Provider additional rent for the Company's allocable portion of building occupancy costs and certain services with respect to the Company Premises (the "Additional Rent"), including utilities, security and janitorial services, maintenance and repairs, telephone (not including long distance charges), local courier services, certain office supplies, information technology (including network maintenance and data storage, computer and telephone support and maintenance, and management information systems (servers, hardware, and related software)), and miscellaneous building and support services, which will be allocated to the Company based on the ratio of the total number of square feet in the Company Premises to the total number of occupied square feet in the Building, rounded to the nearest whole percent (the "Allocated Space Percentage"). The parties agree that, as of the Effective Date, for purposes of determining the Base Rent and the Additional Rent, the total number of square feet in the Company Premises is 9,609, the total number of occupied square feet in the Building is 56,000, and the Allocated Space Percentage is 17%. Provider and the Company agree that the annual Additional Rent for the Company Premises as of the Effective Date is $25.85 per square foot. In addition to the Base Rent and the Additional Rent, Provider and the Company agree that the Company will pay Provider for the following special building occupancy charges based on anticipated use by Company employees rather than based on the Allocated Space Percentage: (a) $2,000 per month for long distance charges, subject to Section 2.3, (b) $250 per month per employee of the Company officed at the Company Premises for cafeteria use, and (c) $45 per month for DirecTV service ($11.25 per person per month for four users) (collectively, the "Special Building Services Charge"). The Base Rent, Additional Rent, and Special Building Services Charge are referred to collectively as the "Rent." The Fair Market Rental Rate, the Additional Rent, and the Special Building Services Charge will be adjusted semi-annually beginning January 1, 2005, to reflect changes in market conditions and building occupancy costs and any changes in the number of square feet being occupied by the Company, and in the case of the Special Building Services Charge, changes in usage by the Company.

        2.3   Cost Reimbursement. In addition to the Allocated Employee Expenses payable pursuant to Section 2.1 and the Rent payable pursuant to Section 2.2, the Company also will reimburse Provider for all direct out-of-pocket costs (with no markup) incurred by Provider, unless such costs are paid directly by the Company, for postage and out-of-town courier service charges, for any applicable software license fees attributable to desktop or laptop computers utilized by employees of the Company, and for expenses incurred by Non-Exclusive Employees related to Services performed on behalf of the Company, including travel and meals and entertainment, and for any other miscellaneous expenses that may be incurred by Provider on behalf of the Company not included in the Additional Rent or the Special Building Services Charge. If at any time Provider is able to identify specifically long distance charges properly allocable to the Company, the Company will either pay directly or reimburse Provider for such long distance charges in accordance with this Section 2.3, and at such time the monthly payment for long distance charges included in the Special Building Services Charge will be eliminated.

        2.4   Payment Procedures.

          (a)   The Company will pay Provider, by wire or interbank transfer of funds or in such other manner specified by Provider to the Company, in arrears on or before the last day of each calendar month beginning June 30, 2004, the Allocated Employee Expenses and Rent then in effect, in equal monthly installments if the amount of any such payment is determined on a basis other than a monthly amount (the "Monthly Payment"). The Company and Provider agree that the portion of the Monthly Payment for Allocated Employee Expenses as of the Effective Date is $143,667 and the portion of the Monthly Payment for Rent as of the Effective Date is $45,513.

          (b)   Any reimbursement to be made by the Company to Provider pursuant to Section 2.3 will be paid by the Company to Provider within 15 days after receipt by the Company of any invoice therefor, by wire or interbank transfer of funds or in such other manner as specified by Provider to the Company. Provider will invoice the Company monthly for reimbursable expenses incurred by Provider on behalf of the Company during the preceding calendar month; provided, however, the Provider may separately invoice the Company at any time for any single reimbursable expense incurred by Provider on behalf of the Company in an amount equal to or greater than $5,000. Any invoice or statement pursuant to this Section 2.4(b) will be accompanied by supporting documentation in reasonable detail with respect to the actual costs or expenses incurred by Provider for which Provider is entitled to reimbursement.

          (c)   Any payments not made when due under this Section 2.4 will bear interest at the rate of 1.5% per month on the outstanding amount from and including the due date to but excluding the date paid.

        2.5   Allocation by Agreement. Notwithstanding the preceding provisions of Section 2, Provider and the Company may agree that the Company's payment to Provider of a fixed amount will be full reimbursement as to any item for which Provider may be entitled to reimbursement under this Agreement. As to any item that is the subject of such agreement, the amount of the reimbursement fixed by such agreement will control, it being agreed, however, that as to any item that is not the subject of an agreement, the preceding provisions of Section 2 will apply.

SECTION 3. TERM

        3.1   Term Generally. The term of this Agreement will commence on the Effective Date and will continue until the second anniversary of the Effective Date, unless earlier terminated under Section 3.3 (the "Term").

        3.2   Certain Services Discontinued. At any time during the Term, upon at least 180 days' prior notice by Provider to the Company or 30 days' prior notice by the Company to Provider, either Provider or the Company may elect to discontinue providing to the Company or obtaining from Provider some or all of the Services or facilities described in Section 1.2. In such event, Provider's obligation to provide any Services or facilities that have been discontinued pursuant to this Section 3.2, and the Company's obligation to compensate Provider for any such Services or facilities, will cease as of the end of such 180-day period or 30-day period, as the case may be, or such later date as may be specified in the notice, and this Agreement will remain in effect with respect to any Services and facilities that have not been so discontinued. Each party will remain liable to the other for any required payment or performance accrued prior to the effective date of discontinuance of any Service or use of any facilities or termination of this Agreement in its entirety.

        3.3   Termination. This Agreement will be terminated in the following events:

          (a)   at any time upon at least 30 days' prior notice by the Company to Provider;

          (b)   at any time upon at least 180 days' prior notice by Provider to the Company;

          (c)   immediately upon notice (or at any time specified in such notice) by Provider to the Company if a Change in Control or Bankruptcy Event occurs with respect to the Company; or

          (d)   immediately upon notice (or at any time specified in such notice) by the Company to Provider if a Change in Control or Bankruptcy Event occurs with respect to Provider.

        For purposes of this Section 3.3, a "Change in Control" will be deemed to have occurred, with respect to the Company or Provider, as the case may be, if a merger, consolidation, binding share exchange, acquisition, or similar transaction (each, a "Transaction"), or series of related Transactions, involving the Company or Provider (as applicable) occurs as a result of which the voting power of all voting securities of the Company or Provider (as applicable) outstanding immediately prior thereto represent (either by remaining outstanding or being converted into voting securities of the surviving entity) less than 50% of the voting power of the Company or Provider (as applicable) or the surviving entity outstanding immediately after such Transaction (or if the Company or Provider (as applicable) or the surviving entity after giving effect to such Transaction is a subsidiary of the issuer of securities in such Transaction, then the voting power of all voting securities of the Company or Provider (as applicable) outstanding immediately prior to such Transaction represent (by being converted into voting securities of such issuer) less than 50% of the voting power of the issuer outstanding immediately after such Transaction.

        For purposes of this Section 3.3, a "Bankruptcy Event" will be deemed to have occurred with respect to the Company or Provider, as the case may be, upon the Company's or Provider's (as applicable) insolvency, general assignment for the benefit of creditors, the voluntary commencement by the Company or Provider (as applicable) of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of the Company's or Provider's (as applicable) debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for the Company or Provider (as applicable) or for all or any substantial part of the Company's or Provider's (as applicable) assets (each, a "Bankruptcy Proceeding"), or the involuntary filing against the Company or Provider (as applicable) of any Bankruptcy Proceeding that is not stayed within 60 days after such filing.

SECTION 4. COMPANY PREMISES

        4.1   Use of Company Premises. The Company Premises will consist of approximately 9,609 square feet of office space as of the Effective Date in such locations as agreed by Provider and the Company at the building owned and occupied by Provider at 12300 Liberty Boulevard, Englewood, Colorado 80112 (the "Building"). The Company will have the right to use and occupy the Company Premises solely for the purpose of operating the Company and the Company Business and such general office use and such other uses as are consistent and compatible with the ownership and operation of the Company and the Company Business, so long as such use and occupancy does not interfere with the normal business operations of Provider. The Company will not use or occupy the Company Premises for any unlawful purpose and will comply with all applicable federal, state, and local laws and regulations and certificates of occupancy. The Company will comply with such rules and regulations and security requirements as are promulgated from time to time by Provider with respect to the Building.

        4.2   Approval of Modifications or Additional Installations. The Company will not modify, or install any equipment on, the Company Premises that could interfere with the business operations of Provider, without the prior written consent of Provider, which consent will not be unreasonably withheld, delayed, or conditioned.

        4.3   Improvements or Alterations.

          (a)   The Company will not make or permit anyone to make any structural alterations, additions, or improvements in or to the Company Premises without the prior written consent of Provider. Any permitted improvements and alterations will be made in a workmanlike manner and in compliance with all applicable federal, state, and local laws and regulations.

          (b)   The Company agrees to obtain and deliver to Provider written waivers of mechanics' liens upon the Company Premises from all contractors, subcontractors, materialmen, and laborers who are to perform any work, labor, or services for the Company on the Company Premises or furnish any materials to the Company Premises. The Company will cause any mechanic's lien filed against the Company Premises to be discharged within 30 days after filing, at the Company's sole cost and expense, by the payment thereof or by filing any bond required by law. If the Company fails to discharge any mechanic's lien when required by the preceding sentence, Provider may, at its option, discharge the mechanic's lien, and the Company will reimburse Provider for all expenses incurred by Provider, including reasonable attorneys' fees and costs, in discharging the mechanic's lien as a cost reimbursement under Section 2.3.

          (c)   If the Company makes any alteration, addition, or improvement to the Company Premises without Provider's prior written consent, Provider may, at its option, correct or remove the alteration, addition, or improvement, and the Company will reimburse Provider for all expenses incurred by Provider in correcting or removing the alteration, addition, or improvement as a cost reimbursement under Section 2.3.

          (d)   All structural alterations, additions, or improvements in or to the Company Premises made by the Company will immediately become the property of Provider and will remain upon and be surrendered with the Company Premises as a part thereof at the end of the term of this Agreement.

        4.4   Damage to the Company Premises. All injury, breakage, and damage to the Company Premises caused by the Company or its employees, agents, servants, invitees, licensees, visitors, guests, or otherwise will be repaired by the Company at its expense. If the Company fails to do so, Provider will have the right to make such necessary repairs, alterations, or replacements, structural, non-structural, or otherwise, and the Company will reimburse Provider for all expenses incurred by Provider in making such repairs, alterations, or replacements as a cost reimbursement under Section 2.3.

        4.5   Entry on Company Premises. Provider will have the right to enter upon the Company Premises at any time.

        4.6   Company's Equipment. Movable equipment, office furniture, leasehold improvements, and other articles of personal property that are installed by the Company at its expense, or that are leased by it, will remain the property of the owner thereof and (except for the furniture and furnishings and any equipment provided to the Company by Provider) may be removed by the Company at any time. The Company agrees to repair promptly any damage caused by the removal of such property from the Company Premises. If the Company abandons, vacates, or surrenders the Company Premises or is dispossessed by process of law, any personal property left upon the Company Premises may be deemed abandoned by the Company, at the option of Provider.

        4.7   Taxes.

          (a)   Except as set forth in Section 4.7(b), Provider will be responsible for the payment of any applicable taxes or assessments against the Company Premises.

          (b)   The Company will be responsible for the payment of any applicable taxes or assessments on or against any equipment, office furniture, leasehold improvements, and other articles of personal property of the Company located on the Company Premises. If Provider receives an assessment or bill for the payment of any taxes allocable to any personal property of the Company, Provider and the Company will cooperate with each other in good faith to determine the taxes to be paid by the Company.

        4.8   Utilities and Other Services. Provider will provide or cause to be provided to the Company Premises substantially the same water, gas, electricity, heating, ventilation, air conditioning, telephone services, repair and maintenance services, security and janitorial services, parking, and general liability insurance that are generally being provided to the space occupied and used by Provider at the Building. The Company will compensate Provider for the costs of providing such services as Additional Rent in accordance with Section 2.2. Provider will not have any obligation, responsibility, or liability for the care, supervision, or repair of the Company Premises other than as specifically provided in this Agreement.

SECTION 5. SERVICES AND EMPLOYEES

        5.1   Personnel to Provide Services. Provider will make available to the Company on a non-exclusive basis, the appropriate personnel to perform the duties required in connection with the Services, as may be reasonably requested by the Company to be performed by Provider and as necessary and appropriate for the proper and efficient administration and operation of the Company Business, to the same extent and in the same manner as performed immediately prior to the Effective Date. Provider will be responsible for hiring, supervising, instructing, discharging, and otherwise managing such employees, and administering any employee benefit plans applicable to such employees. The Company acknowledges that the employees of Provider performing the Services for the Company ("Non-Exclusive Employees") also will be performing services for Provider and may be performing services for certain Affiliates of Provider. The Company also acknowledges that Provider may elect, in its discretion, to utilize independent contractors rather than employees of Provider to perform the Services from time to time, and such independent contractors will be included within the definition of Non-Exclusive Employees under this Agreement, where applicable.

        5.2   Provider as Employer. Notwithstanding the Services provided by Non-Exclusive Employees to the Company, the parties acknowledge that Provider is and will remain the employer of all Non-Exclusive Employees, and, subject to the provisions of this Agreement, will be responsible for the employment and training of all Non-Exclusive Employees and for the payment of salaries, wages, benefits (including health insurance, retirement, and other similar benefits, if any) and other compensation applicable to all Non-Exclusive Employees, subject to payment by the Company of the Allocated Employee Expenses in accordance with Section 2.1. All Non-Exclusive Employees will be subject to the personnel policies of Provider and will be entitled to participate in Provider's employee benefit plans to the same extent as similarly situated employees of Provider performing services in connection with Provider's business. Provider will be responsible for the payment of all federal, state, and local withholding taxes on the compensation of all Non-Exclusive Employees and other such employment related taxes as are required by law. The Company will cooperate with Provider to facilitate Provider's compliance with applicable federal, state, and local laws, rules, regulations, and ordinances applicable to the employment of all Non-Exclusive Employees by Provider and their provision of Services to the Company under this Agreement.

        5.3   Additional Employee Provisions. Provider will have the right to terminate the employment of any Non-Exclusive Employee at any time. A portion of any severance payments payable to any Non-Exclusive Employee spending 75% or more of such person's time in connection with providing Services to the Company at the Company's request who separates from employment with Provider during the Term will be allocated to the Company based on the percentage determined by dividing the total number of months that such person was a Non-Exclusive Employee providing Services to the Company by the total number of months that such person was employed by Provider or its predecessors, in each case to the extent taken into account for purposes of determining any severance payments payable to such person, or such other basis upon which the amount of the severance payments payable to such person may be determined, and the percentage of such person's time devoted to providing Services to the Company, in each case with the percentage of such person's time devoted to providing Services to the Company determined for the one-year period (or such applicable shorter period of time if such Non-Exclusive Employee was a Non-Exclusive Employee for less than one year) immediately preceding the date of separation of employment. The Company will not solicit any Non-Exclusive Employee to become an employee of the Company without the prior consent of Provider, unless and until Provider terminates the employment of such Non-Exclusive Employee.

SECTION 6. REPRESENTATIONS AND WARRANTIES

        6.1   Representations and Warranties of Provider. Provider represents and warrants to the Company as follows:

          (a)   Provider is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (b)   Provider has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.

          (c)   Provider is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.

          (d)   The individual executing this Agreement on behalf of Provider has the authority to do so.

        6.2   Representations and Warranties of the Company. The Company represents and warrants to Provider as follows:

          (a)   The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (b)   The Company has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.

          (c)   The Company is not subject to any contractual or other legal obligation that materially interferes with its full, prompt, and complete performance under this Agreement.

          (d)   The individual executing this Agreement on behalf of the Company has the authority to do so.

SECTION 7. INDEMNIFICATION

        7.1   Indemnification by Provider. Provider will indemnify, defend, and hold harmless the Company, its Affiliates, and each of their respective officers, directors, shareholders, members, partners, and employees, and the successors and assigns of any of them (collectively, the "Company Indemnitees"), from and against any and all claims, judgments, liabilities, losses, costs, damages, or expenses, including reasonable counsel fees, disbursements, and court costs ("Losses"), that any Company Indemnitee may suffer arising from or out of, or relating to, (a) any breach by Provider of its obligations under this Agreement or (b) the negligence, willful misconduct, fraud, or bad faith of Provider in performing its obligations under this Agreement.

        7.2   Indemnification by the Company. The Company will indemnify, defend, and hold harmless Provider, its Affiliates, and each of their respective officers, directors, shareholders, members, partners, and employees, and the successors and assigns of any of them (collectively, the "Provider Indemnitees"), from and against any and all Losses that any Provider Indemnitee may suffer arising from or out of, or relating to (a) any breach by the Company of its obligations under this Agreement or (b) any acts or omissions of Provider in providing the facilities, employees and Services to be provided by Provider pursuant to this Agreement (except to the extent such Losses arise from or relate to any breach by Provider of its obligations under this Agreement or are attributable to the negligence, willful misconduct, fraud, or bad faith of Provider or such other Provider Indemnitee seeking indemnification under this Section 7.2 or to the extent such Losses are covered by insurance maintained by Provider or such other Provider Indemnitee).

        7.3   Indemnification Procedures.

          (a)   In connection with any indemnification provided for in this Section 7, the party seeking indemnification (the "Indemnitee") will give the party from which indemnification is sought (the "Indemnitor") prompt notice whenever it comes to the Indemnitee's attention that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 7, and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnitee to so notify the Indemnitor will not relieve the Indemnitor of any liability under this Agreement except to the extent that such failure prejudices the Indemnitor in any material respect.

          (b)   After receipt of a notice pursuant to Section 7.3(a), the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor's cost, risk, and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor's obligation to provide indemnification under this Agreement. The Indemnitor will not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that the Indemnitor may settle a claim without the Indemnitee's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnitee, (ii) includes a complete release of the Indemnitee, and (iii) does not require the Indemnitee to make any payment not covered by indemnification by the Indemnitor hereunder or forego or take any action. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial, and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee's name of appropriate cross claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial, and defense of such lawsuit or action controlled by the Indemnitor and any appeal arising therefrom. If there are one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor and to participate in the defense of the lawsuit or action.

          (c)   If, after receipt of a notice pursuant to Section 7.3(a), the Indemnitor does not undertake to defend any such claim, the Indemnitee may, but will have no obligation to, contest any lawsuit or action with respect to such claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, delayed, or conditioned.

          (d)   At any time after the commencement of defense of any lawsuit or action, the Indemnitor may request the Indemnitee to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnitor of such claim, whereupon such action will be taken unless the Indemnitee determines that the contest should be continued and so notifies the Indemnitor in writing within 15 days of such request from the Indemnitor. Any request from the Indemnitor that any contest be abandoned will specify the amount that the other party or parties to the contested claim have agreed to accept in payment or compromise of the claim. If the Indemnitee determines that the contest should be continued, the Indemnitor will be liable under this Agreement only to the extent of the lesser of (i) the amount that the other party or parties to the contested claim had agreed to accept in payment or compromise as of the time the Indemnitor made its request therefor to the Indemnitee, as specified in the Indemnitor's request, or (ii) the amount for which the Indemnitor may be liable with respect to such claim by reason of the provisions of this Agreement.

        7.4   Limitation on Liability. In no event will any Indemnitor be liable to any Indemnitee for any indirect, special, incidental, or consequential damages with respect to any matter relating to this Agreement.

        7.5   Survival. The terms and conditions of this Section 7 will survive the expiration or termination of this Agreement, regardless of the reason for such expiration or termination.

SECTION 8. MISCELLANEOUS

        8.1   Entire Agreement; Severability. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement. Each provision of this Agreement will be considered severable. If for any reason any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability will not impair the operation of or affect the enforceability of the other provisions of this Agreement, and the remainder of this Agreement will continue in full force and effect.

        8.2   Notices. All notices, consents, approvals, or other communications under this Agreement will be made in writing and will be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to Provider:	Liberty Media Corporation 12300 Liberty Boulevard
Englewood, CO 80112
	Attention:	Charles Y. Tanabe, Esq.
	Telecopy:	720-875-5382
If to the Company:	Liberty Media International, Inc. 12300 Liberty Boulevard Englewood, CO 80112
	Attention:	Elizabeth M. Markowski, Esq.
	Telecopy:	720-875-5858

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above. Any notice or communication delivered in person will be deemed effective on delivery. Any notice or communication sent by telecopy will be deemed effective when receipt is confirmed. Any notice or communication sent by registered or certified mail, return receipt requested, will be deemed effective when received, as evidenced by the return receipt.

        8.3   GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER PRINCIPLES OF CONFLICTS OF LAWS APPLICABLE THERETO.

        8.4   Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, will be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word "including" or any variation thereof is not limiting, and the word "or" is not exclusive. The word day means a calendar day. If the last day for giving any notice or taking any other action is a Saturday, Sunday, or a day on which banks in Denver, Colorado are closed, the time for giving such notice or taking such action will be extended to the next day that is not such a day.

        8.5   Parties in Interest. This Agreement will be binding on and inure solely to the benefit of each party to this Agreement, and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        8.6   Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

        8.7   Payment of Expenses. Except as otherwise expressly provided in this Agreement, each of the parties to this Agreement will bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement.

        8.8   No Personal Liability. This Agreement will not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect member, manager, or shareholder of either party to this Agreement or any officer, director, employee, agent, representative, or investor of either party, or of any member, manager, or shareholder of either party to this Agreement.

        8.9   Binding Effect; Assignment. This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns. This Agreement may not be assigned by either party to this Agreement, except that Provider may assign its rights and delegate its obligations under this Agreement to any Person that acquires substantially all the assets of Provider (by merger, operation of law, or otherwise) or to any Affiliate of Provider. The Company will not assign or sublet all or any part of the Company Premises or the rights granted under this Agreement without the prior written consent of Provider, subject to Section 1.5.

        8.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of both parties.

        8.11 Extension; Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of either party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. No consent or waiver, express or implied, by a party of any breach or default by the other party in the performance of its obligations under this Agreement will be deemed to be a consent to or waiver of any further or other breach or default by such other party. Failure on the part of a party to complain of an act, or failure to act, of the other party or to declare the other party to be in default, irrespective of how long such failure continues, will not constitute a waiver by such party of its rights under this Agreement.

        8.12 Legal Fees; Costs. If either party to this Agreement institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party will be entitled to receive from the other party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

        8.13 Force Majeure. Neither party will be liable to the other party with respect to any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to any action or claims by any third party, labor dispute, labor strike, weather conditions or any cause beyond a party's reasonable control. Each party agrees that it will use all commercially reasonably efforts to continue to perform its obligations under this Agreement, to resume performance of its obligations under this Agreement, and to minimize any delay in performance of its obligations under this Agreement notwithstanding the occurrence of any such event beyond such party's reasonable control.

        8.14 Specific Performance. If either party threatens to take any action in violation of the terms of this Agreement, the other party may apply to any court of competent jurisdiction for an injunctive order prohibiting such proposed action. Either party may institute and maintain any action or proceeding against the other party to compel the specific performance of this Agreement. The party against which such action or proceeding is brought hereby waives the claim or defense that an adequate remedy at law exists, and such party will not urge in any such action or proceeding the claim or defense that such remedy at law exists.

        8.15 Arbitration. Except as provided in Section 8.14, all disputes arising under this Agreement that are not settled by the parties will be submitted to binding arbitration under the then existing Commercial Arbitration Rules of the American Arbitration Association. Arbitration proceedings will be held in Denver, Colorado, or such other location agreed to by the parties. The parties to the arbitration may agree on an arbitrator; otherwise, there will be a panel of three arbitrators, one named in writing by each party within 20 days after any party serves a notice of arbitration and the third arbitrator named by the two arbitrators named by the parties. No person financially interested in this Agreement or any party may serve as an arbitrator. The costs of the arbitration and the fees of the arbitrator or arbitrators will be borne by the parties equally. The decision of the arbitrator or arbitrators will be final and conclusive and binding on all the parties, and judgment thereon may be entered in any Colorado court of competent jurisdiction.

        8.16 Further Actions. The parties will execute and deliver all documents, provide all information, and take or forbear from all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

        8.17 Confidentiality.

          (a)   Definition. "Confidential Information" means any information marked, noticed, or treated as confidential by a party which such party holds in confidence, including all trade secret, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities.

          (b)   Obligations. Except with the prior consent of the disclosing party, each party will:

            (i)    limit access to the Confidential Information to its employees, agents, representatives, and consultants who have a need-to-know;

            (ii)   advise its employees, agents, representatives, and consultants having access to the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and

            (iii)  safeguard the Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to third parties, but not less than that degree of care used by that party in safeguarding its own similar information or material.

          (c)   Exceptions to Confidentiality. A party's obligations respecting confidentiality under Section 8.17 will not apply to any of the Confidential Information of the other party that a party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the recipient; (iii) was in the possession of the recipient at the time of disclosure to it without being subject to any obligation of confidentiality; (iv) was received after disclosure to it from a third party who, to its knowledge, had a lawful right to disclose such information to it; (v) was independently developed by the recipient without reference to the Confidential Information; (vi) was required to be disclosed to any regulatory body having jurisdiction over a party or any of their respective clients; or (vii) that disclosure is necessary by reason of legal, accounting, or regulatory requirements beyond the reasonable control of the recipient. In the case of any disclosure pursuant to clauses (vi) or (vii) of this paragraph (c), to the extent practical, the recipient will give prior notice to the disclosing party of the required disclosure and will use commercially reasonable efforts to obtain a protective order covering such disclosure.

          (d)   Survival. The provisions of this Section 8.17 will survive the expiration or termination of this Agreement, regardless of the reason for such expiration or termination.

        This Agreement is signed by the parties as of the Effective Date.

COMPANY:
LIBERTY MEDIA INTERNATIONAL, INC., a Delaware corporation
By:	Name: Elizabeth M. Markowski Title: Senior Vice President
PROVIDER:
LIBERTY MEDIA CORPORATION, a Delaware corporation
By:	Name: Elizabeth M. Markowski Title: Senior Vice President

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FORM OF FACILITIES AND SERVICES AGREEMENT